As filed with the Securities and Exchange Commission on December 18, 2019

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INGREDION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	22-3514823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Westbrook Corporate Center Westchester, Illinois	60154
(Address of Principal Executive Offices)	(Zip Code)

Ingredion Incorporated Retirement Savings Plan for Salaried Employees

Ingredion Incorporated Retirement Savings Plan for Hourly Employees

(Full title of the plan)

Janet M. Bawcom

Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

(Name and address of agent for service)

(708) 551-2600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, par value $0.01 per share(1)	1,200,000	$88.74	$106,488,000	$13,823
Common Stock, par value $0.01 per share(2)	600,000	$88.74	$53,244,000	$6,911

(1)	Shares of common stock (the “Common Stock”) issuable under the Ingredion Incorporated Retirement Savings Plan for Salaried Employees (the “Salaried Employees Plan”).
(2)	Shares of Common Stock issuable under the Ingredion Incorporated Retirement Savings Plan for Hourly Employees (the “Hourly Employees Plan”).
(3)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers (a) additional shares of Common Stock that may become issuable under the Salaried Employees Plan or the Hourly Employees Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock, and (b) an indeterminate amount of plan interests to be offered or sold pursuant to the Salaried Employees Plan and the Hourly Employees Plan.

(4)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on December 12, 2019, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of this registration statement will be sent or given to participants in each of the Ingredion Incorporated Retirement Savings Plan for Salaried Employees and the Ingredion Incorporated Retirement Savings Plan for Hourly Employees (each, a “Plan”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Ingredion Incorporated (the “Company”) incorporates by reference herein the following documents filed by it or the applicable Plan with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with SEC rules:

•

the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (including those portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2019 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019;

•

the Company’s Current Reports on Form 8-K filed with the SEC on April 18, 2019, May 21, 2019, August 20, 2019 (as amended by Form 8-K/A filed on October  4, 2019), October 17, 2019 and November 19, 2019;

•

the description of the Company’s common stock set forth in Amendment No. 3 to Registration Statement on Form 10, filed by the Company with the SEC on December 4, 1997, including any subsequent amendment or report filed for the purpose of updating such description;

•	the Annual Report on Form 11-K for the Ingredion Incorporated Retirement Savings Plan for Salaried Employees for the fiscal year ended December 31, 2018, filed with the SEC on June 18, 2019; and

•	the Annual Report on Form 11-K for the Ingredion Incorporated Retirement Savings Plan for Hourly Employees for the fiscal year ended December 31, 2018, filed with the SEC on June 18, 2019.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference in this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being offered by this registration statement has been passed upon by Janet M. Bawcom, the Company’s Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. As of December 13, 2019, Ms. Bawcom participates in employee benefit plans offered by the Company and holds restricted stock units representing the right to acquire 7,717 shares of Common Stock issued under such employee benefit plans.

Item 6.	Indemnification of Directors and Officers.

Ingredion Incorporated is incorporated in the State of Delaware.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation and Bylaws. The Company is empowered by Section 102(b)(7) of the Delaware General Corporation Law to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to the Company or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article Tenth of the Company’s Amended and Restated Certificate of Incorporation states that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful dividend payments, stock repurchases or stock redemptions or (4) for any transaction from which the director derived an improper personal benefit.

Article VII of the Company’s By-Laws provides that the Company shall indemnify its directors and officers and the directors against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service, or service at the Company’s request as a director or officer of another enterprise, to the fullest extent permitted by the Delaware General Corporation Law as the same exists now or may hereafter be amended.

Indemnification Agreements. The Company has entered into indemnification agreements with all its executive officers and directors. These agreements provide the executive officers and directors with indemnification against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service to the fullest extent permitted by the Delaware General Corporation Law as the same exists now or may hereafter be amended.

Liability Insurance. The Company maintains insurance policies under which its directors and executive officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or executive officers, which could include liabilities under the Securities Act or the Exchange Act.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed with the SEC under the name Corn Products International, Inc. on September 19, 1997) (Commission File No. 1-13397).

4.2	Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC under the name Corn Products International, Inc. on May 25, 2010) (Commission File No. 1-13397).

4.3	Amendments to Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC under the name Corn Products International, Inc. on April 9, 2010) (Commission File No. 1-3397).

4.4	Amended By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2016) (Commission File No. 1-13397).

4.5*	Ingredion Incorporated Retirement Savings Plan for Salaried Employees, as amended and restated as of January 1, 2016 and as further amended by Amendment No. 1 thereto, dated December 16, 2016, and Amendment No. 2 thereto, dated December 8, 2017.

4.6*	Ingredion Incorporated Retirement Savings Plan for Hourly Employees, as amended and restated as of January 1, 2016 and as further amended by Amendment No. 1 thereto, dated December 16, 2016.

5.1*	Opinion of Janet M. Bawcom, Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company, regarding the validity of the securities registered hereby.

5.2*+	Internal Revenue Service determination letter, dated March 3, 2014, relating to the Ingredion Incorporated Retirement Savings Plan for Salaried Employees.

5.3*+	Internal Revenue Service determination letter, dated March 4, 2014, relating to the Ingredion Incorporated Retirement Savings Plan for Hourly Employees.

23.1*	Consent of Janet M. Bawcom (contained in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm, relating to the financial statements of the Company.

23.3*	Consent of Crowe LLP, independent registered public accounting firm, relating to the financial statements of the Ingredion Incorporated Retirement Savings Plan for Salaried Employees and the Ingredion Incorporated Retirement Savings Plan for Hourly Employees.

24.1*	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.
+

The Company hereby undertakes to submit the Ingredion Incorporated Retirement Savings Plan for Salaried Employees, as amended, and the Ingredion Incorporated Retirement Savings Plan for Hourly Employees, as amended, to the Internal Revenue Service in a timely manner when required and to make any and all changes required by the Internal Revenue Service in order to continue to qualify such plans under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois, on December 18, 2019.

Ingredion Incorporated (Registrant)

By:	/s/ James P. Zallie
Name:	James P. Zallie
Title:	President and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Janet M. Bawcom and Michael N. Levy, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 18, 2019.

Signature	Title

/s/ James P. Zallie James P. Zallie	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James D. Gray James D. Gray	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Stephen K. Latreille Stephen K. Latreille	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Gregory B. Kenny Gregory B. Kenny	Chairman of the Board of Directors

Signature	Title

/s/ Luis Aranguren-Trellez Luis Aranguren-Trellez	Director

/s/ David B. Fischer David B. Fischer	Director

/s/ Paul Hanrahan Paul Hanrahan	Director

/s/ Rhonda L. Jordan Rhonda L. Jordan	Director

/s/ Barbara A. Klein Barbara A. Klein	Director

/s/ Victoria J. Reich Victoria J. Reich	Director

/s/ Stephan B. Tanda Stephan B. Tanda	Director

/s/ Jorge A. Uribe Jorge A. Uribe	Director

/s/ Dwayne A. Wilson Dwayne A. Wilson	Director